Exhibit 10.1
FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (this “Amendment”), entered into as of November 22, 2022 (the “Amendment Effective Date”), is made and entered into by and among Eterna Therapeutics Inc. (“Eterna”), Brooklyn Immunotherapeutics LLC (“Licensee”), Novellus Therapeutics Limited (“Novellus”) and Factor Bioscience Limited (“Factor”). Each of Eterna, Licensee, Novellus and Factor is referred to herein as a Party and together, the Parties.

WHEREAS, Factor and Novellus entered into that certain Third Amended and Restated Exclusive License Agreement, dated as of November 1, 2020 (the “Two-Party Agreement”), pursuant to which Factor granted to Novellus an exclusive license under the Licensed Technology, the Auxiliary Technologies, and the Auxiliary Technology Patents to Exploit Licensed Products in the Territory in the Field during the Term (as those terms are defined in the Two-Party Agreement);

WHEREAS, Factor, Novellus, and Licensee entered into that certain Exclusive License Agreement, dated as of April 26, 2021 (as amended by that certain letter agreement by and among the Parties, dated as of November 15, 2022, the “Three-Party Agreement”), pursuant to which Factor and Novellus granted to Licensee an exclusive license under the Licensed Technology, the Auxiliary Technologies, and the Auxiliary Technology Patents to Exploit Licensed Products in the Territory in the Field during the Term (as those terms are defined in the Three-Party Agreement);

WHEREAS, the Two-Party Agreement provides Factor the right to terminate the Two-Party Agreement if Novellus has not submitted an IND for any Licensed Product in the Field on or before the date that is two (2) years after the Third Amendment Effective Date (as those terms are defined in the Two-Party Agreement) and Novellus did not submit an IND for any Licensed Product in the Field on or before such date;

WHEREAS, Factor wishes to grant to Licensee, and Licensee wishes to accept, an exclusive, sublicensable license under the Factor Patents (as defined below) for the purpose of identifying and pursuing opportunities to grant sublicenses under the Factor Patents in the Territory to third parties as described herein; and

WHEREAS, the terms of the Three-Party Agreement may be modified if such modification is made in writing and signed by a duly authorized officer of each Party pursuant to Section 11.4 thereof.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth out in this Amendment and other good and valuable consideration, the sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.           Eterna will be responsible as a guarantor for all payments and other obligations of Licensee owed to Factor under the Three-Party Agreement, including, but not limited to, all payments set forth therein, and any obligations that matured prior to the Amendment Effective Date and payment thereof shall remain an ongoing obligation of Eterna until such amounts are paid in full.

2.          The Two-Party Agreement is hereby terminated in accordance with Section 7.2.3 of the Two-Party Agreement. In accordance with Section 11.16.5 of the Three-Party Agreement, Factor agrees that the rights and licenses granted to Licensee by Novellus thereunder shall survive such termination of the Two-Party Agreement and Factor hereby grants to Licensee such rights and licenses on the same terms and conditions as granted by Novellus to Licensee in the Three-Party Agreement. In accordance with Section 7.7 of the Two-Party Agreement, Novellus hereby requests that that certain License Agreement dated as of October 6, 2020 by and between Novellus and Novecite, Inc. (as amended, the “Novecite Agreement”), as a sublicense under the Two-Party Agreement, survive such termination and that the license granted by Novellus to Novecite, Inc. under the Novecite Agreement be considered a direct license from Factor to Novecite, Inc. and Factor hereby agrees to said request. Novellus is eliminated from the Three-Party Agreement and the Novecite Agreement and is replaced by Factor as the direct Licensor to Licensee.  Licensee hereby agrees that Factor shall be entitled to enforce all applicable provisions of the Three-Party Agreement directly against Licensee with respect to the licenses granted to Licensee thereunder, and all applicable provisions of the Novecite Agreement with respect to the licenses granted to Novecite, Inc. thereunder, and Factor shall not assume, and shall not be responsible to Novecite for, any representations, warranties or obligations of Novellus to Novecite under the Novecite Agreement, other than to permit Novecite to exercise any rights to the Licensed Technology, Auxiliary Technologies, and the Auxiliary Technology Patents previously sublicensed to Novecite by Novellus pursuant to the Novecite Agreement.

3.           The title of Section 2 of the Three-Party Agreement shall be amended and restated as follows:

“Product Development Licenses”

4.           The following Section 2A shall be inserted in the Three-Party Agreement immediately following Section 2 and before Section 3:

“Section 2A
Identified Opportunity Licenses

2A.1. License Grant.

In addition to the licenses granted to Licensee under Section 2 and subject to Section 2A.3, Factor hereby grants to Licensee an exclusive (even as to the Factor), non-transferrable (except in accordance with Section 11.2) license, with the right to grant sublicenses pursuant to Section 2A.2, under the Factor Patents in the Territory for any and all uses during the Opportunity Term.

2A.2. Sublicensing.

On an Identified Opportunity-by-Identified Opportunity basis, Licensee may sublicense the rights granted to it under Section 2A.1 to third party sublicensees (each such third party sublicensee, an “Opportunity Sublicensee”, such sublicense, an “Opportunity Sublicense”) during the Identification Period, so long as: (a) the Opportunity Sublicense is royalty-bearing and in writing; (b) the terms of the Opportunity Sublicense include customary terms for such types of sublicenses, including, without limitation, terms that are substantially consistent (subject to conforming revisions to refer to the rights licensed to and products to be Exploited by the applicable Opportunity Sublicensee) with the terms and conditions of Sections 3, 5.3.7, 5.4 (if payments are based on ongoing product sales), 5.5, 5.6, 6.3, 6.4, 6.5, 7.6, and 7.10 of  this Agreement, and, if the applicable Opportunity Sublicense is an exclusive license granted for the purpose of Exploitation of Opportunity Products, include the obligation of the Opportunity Sublicensee to use Commercially Reasonable Efforts to Exploit one or more Opportunity Products; (c) the Opportunity Sublicense was negotiated by Licensee in good faith, for a proper purpose and on reasonable arm’s-length commercial terms; (d) the Opportunity Sublicense names Factor as a third-party beneficiary thereof; (e) the Opportunity Sublicensee has, or has the ability to acquire, adequate resources (including scientific, technical and financial) to perform its obligations under such Opportunity Sublicense, as reasonably determined by Licensee at the time of entry into the Opportunity Sublicense; and (f) a complete, confidential copy of the Opportunity Sublicense agreement and any amendments thereto are provided to Factor within thirty (30) days of the execution of said Opportunity Sublicense agreement or any such amendments thereto. In each case, Licensee will be responsible for enforcing the performance of the Opportunity Sublicensees under the Opportunity Sublicenses, including, without limitation, making any payments provided for hereunder. Subject to Section 8.6, Licensee will provide Factor with a complete, confidential copy of each such Opportunity Sublicense agreement executed by Licensee and any amendments thereto, and will promptly notify Factor of the termination of any such Opportunity Sublicense.

2A.3. Retained Rights.

2A.3.1 The license granted to Licensee under Section 2A.1 is subject to Factor’s right to make and use, and permit academic, government, and not-for-profit institutions or agencies to make and use the inventions disclosed in the Factor Patents for non-commercial research, academic, educational, and all other non-commercial purposes and for the commercial or non-commercial provision by Factor of research services to third parties. Subject to the terms of this Agreement, any commercial provision of research services by Factor to a third party will be subject to a written agreement between Factor and such third party that grants such third party a license under the Factor Patents to use such research services only for non-commercial purposes.

2A.3.2. The license granted to Licensee under Section 2A.1 is subject to any licenses or other rights already granted by Factor to third parties as of November 1, 2022, and as set forth on Appendix B hereto (the “Prior Agreements”).

2A.4. Consideration.

In consideration for the rights granted by Factor to Licensee under Section 2A.1, Licensee shall, within thirty (30) days of receiving any Opportunity Sublicense Fees, pay to Factor (i) twenty percent (20%) of such Opportunity Sublicense Fees received in connection with any Identified Opportunities Identified during the Initial Identification Period and (ii) thirty percent (30%) of any Opportunity Sublicense Fees received in connection with any Identified Opportunities Identified during the Extended Identification Period. For clarity, the Opportunity Sublicense Fee due under this Section 2A.4 shall only apply to Opportunity Sublicenses and not to any sublicenses granted pursuant to Sections 2.1 or 2.2. Sections 5.3, 5.4, 5.5 and 5.6 of this Agreement shall apply mutatis mutandis to any Opportunity Sublicense Fees to be paid to Factor.

2A.5. Representations, Warranties, and Covenants of Factor.

2A.5.1 Factor hereby represents and warrants to Licensee that, as of the Amendment Effective Date and continuing for the entire Opportunity Term, subject to Section 2A.3.2 of this Agreement, it is the sole and exclusive owner or licensee of the Factor Patents, and it has the right, power and authority to grant the rights set forth in Section 2A.1 of this Agreement;

2A.5.2  Factor hereby represents and warrants to Licensee that as of the Amendment Effective Date, there are no judgments or settlements against or owed by Factor or its Affiliates or, to its knowledge, pending or threatened claims or litigation, in either case relating to the Factor Patents;

2A.5.3 Factor hereby covenants to Licensee, during the Opportunity Term, that Factor shall, at Licensee’s reasonable request and at Licensee’s sole cost and expense, join any proceedings reasonably necessary to Pursue Opportunity Sublicenses;

2A.5.4 Factor hereby covenants to Licensee, during the Opportunity Term, that Factor shall, at Licensee’s request from time to time, update Appendix C; and

2A.5.5 Factor hereby covenants to Licensee, during the Opportunity Term, that it shall inform Licensee of any Opportunities it becomes aware of, provided that doing so does not violate any obligation of confidentiality owed by Factor to a third party, or shall refer such Opportunities to Licensee to pursue.

2A.6. Representations, Warranties, and Covenants of Licensee.

2A.6.1 Licensee hereby represents and warrants to Factor that, as of the Amendment Effective Date, the execution and performance of Licensee’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party, including, without limitation, any Affiliate of Licensee;

2A.6.2 Licensee hereby represents and warrants to Factor that, as of the Amendment Effective Date, there is no action or suit pending against Licensee or any of its Affiliates that questions the validity of this Agreement or the right of Licensee to enter into this Agreement or consummate the transactions contemplated hereby;

2A.6.3 Licensee hereby covenants to Factor, during the Opportunity Term, that, subject to Section 2.1, Licensee will not develop or commercialize any Opportunity Product by itself or through any Affiliate of Licensee;

2A.6.4 Licensee hereby covenants to Factor, during the Opportunity Term, that, Licensee will not Pursue any Opportunity for which it does not have resources sufficient to Pursue such Opportunity, including, without limitation, financial resources necessary to defend any claim, action or proceeding that may arise as a result of or in connection with such Pursuit;

2A.6.5 Licensee hereby covenants to Factor, during the Opportunity Term, that, in the event of any dispute or disagreement between Factor and Licensee as to the Pursuit of any Opportunity (or the performance of any obligations hereunder with respect thereto, including, without limitation any alleged breach of the representations, warranties, and covenants set forth in Section 2A.6 of this Agreement) that could reasonably result in irreparable harm to the validity or enforceability of one or more Factor Patents, Licensee shall immediately cease Pursuing any Opportunities that are the subject of such dispute or disagreement, and shall not resume Pursuing any such Opportunities unless and until such dispute or disagreement is resolved in accordance with the provisions set forth in Section 10 of the Agreement; and

2A.6.6 Licensee hereby covenants to Factor that, prior to granting an Opportunity Sublicense, Licensee and Factor shall cooperate reasonably to determine whether the granting of such Opportunity Sublicense would cause Factor to be in material breach of any of the Prior Agreements.

Sections 6.3, 6.4, 7.6, and 11.13 of this Agreement shall apply mutatis mutandis to the Factor Patents.

2A.9. Protection of Intellectual Property Rights.

2A.9.1 Notwithstanding anything in this Agreement to the contrary, during the Opportunity Term, Factor, in consultation with Licensee, will be responsible for, using counsel of its choosing and at Licensee’s sole expense, preparing, filing, prosecuting and maintaining the Factor Patents.

2A.9.2 Subject at all times to the rights granted by Factor to its third-party licensees under the Prior Agreements, Licensee shall have the sole right to enforce the Factor Patents and shall defend the Factor Patents in any action or proceeding, including, but not limited to, any declaratory judgment action or administrative proceeding arising from Pursuit of Opportunity Licenses, which alleges the invalidity, unenforceability or non-infringement of any of the rights associated with the Factor Patents. All costs and expenses associated with enforcing and defending the Factor Patents in any such action or proceeding will be borne by Licensee and Licensee shall be entitled to any recovery or compensation resulting from enforcement or defense of the Factor Patents, but shall reimburse Factor for reasonable out of pocket expenses incurred by Factor in providing cooperation and/or participating in such proceedings and shall pay to Factor the applicable consideration with respect to Opportunity Sublicense Fees received by Licensee with respect thereto, in accordance with Section 2A.4 above. Factor will cooperate and provide reasonable assistance in any action or proceeding described in this Section 2A.9.2.

2A.10. Term and Termination.

2A.10.1 Term. This Section 2A is effective as of the Amendment Effective Date and, unless earlier terminated pursuant to the provisions of Section 2A.10.2 of this Agreement, will expire, in its entirety, upon the expiration of the Identification Period (the “Opportunity Term”).

2A.10.2 Termination. Factor may, at its option, terminate this Section 2A. upon thirty (30) days’ advance written notice to Licensee, provided that this termination right shall not be exercisable during the first sixty (60) days after the Amendment Effective Date, and provided further that Factor shall not exercise this termination right for an additional sixty (60) days if Licensee is negotiating in good faith with Factor with respect to the terms for an amended and restated exclusive license agreement amending and restating the Agreement containing mutually acceptable additional terms with respect to Pursuit of Opportunities.

2A.10.3 Effects of Termination. Subject to Section 2A.10.4, upon termination of this Section 2A, Licensee’s right to the Factor Patents which have been granted under this Section 2A and all use thereof will terminate. Expiration or termination of this Section 2A will not release either Party from any obligation that matured prior to the effective date of such expiration or termination.

2A.10.4 Effects on Identified Opportunities and Opportunity Sublicenses. Notwithstanding anything to the contrary, Licensee shall have the right to continue Pursuing Opportunity Sublicenses with respect to Opportunities that Licensee has Identified prior to the effective date of termination of this Section 2A for up to one (1) year from the effective date of termination of this Section 2A, and collect any compensation received under any such Opportunity Sublicenses entered into with respect to such Identified Opportunities, subject to payment to Factor of the compensation applicable with respect thereto in accordance with Section 2A.4 above, and provided that such Identified Opportunities are expressly made subject to the provisions of this Agreement, including the covenants of Licensee set forth in Section 2A.6.4 and 2A.6.5, which shall survive any termination of this Section 2A with respect to such Identified Opportunities. Additionally, any other Opportunity Sublicenses granted by Licensee in accordance with this Agreement shall survive the termination of this Agreement or this Section 2A. The surviving Opportunity Sublicenses shall be considered direct licenses from Factor to such surviving Opportunity Sublicensee; provided that such Opportunity Sublicensee agrees in writing that (i) Factor is entitled to enforce all relevant provisions directly against such Opportunity Sublicensee, and (ii) Factor shall not assume, and shall not be responsible to such Opportunity Sublicensee for, any representations, warranties or obligations of Licensee to such Opportunity Sublicensee, other than to permit such Opportunity Sublicensee to exercise any rights to the Factor Patents sublicensed to such sublicensee by Licensee. During the Opportunity Term, Licensee may, at Licensee’s sole discretion, identify two Opportunities, whether or not such Opportunities are Identified Opportunities, as “Surviving Opportunities”. Notwithstanding anything to the contrary, Licensee shall have the right to continue Pursuing Opportunity Sublicenses with respect to the Surviving Opportunities for up to four (4) years from the effective date of termination of this Section 2A, and collect any compensation received under any such Opportunity Sublicenses entered into with respect to such Surviving Opportunities, subject to payment to Factor of the compensation applicable with respect thereto in accordance with Section 2A.4 above. Licensee’s right to Pursue the Surviving Opportunities is expressly made subject to the provisions of this Agreement, including the covenants of Licensee set forth in Section 2A.6.4 and 2A.6.5, which shall survive any termination of this Section 2A with respect to such Surviving Opportunities. Upon the termination of this Section 2A and in the event the Parties are unable to resolve any dispute regarding the Surviving Opportunities, or at Licensee’s election, Factor shall assume the Surviving Opportunities and pay to Licensee 80% of all amounts received by Factor pursuant to Opportunity Sublicenses entered into with respect to such Surviving Opportunities, provided that such Opportunity Sublicenses are entered into within four (4) years from the effective date of such termination of this Section 2A.

2A.10.5 Survival. Notwithstanding anything to the contrary, this Section 2A shall survive the expiration or termination of the Agreement unless terminated in accordance with the terms of this Section 2A.10.

2A.11 Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms as set forth in Appendix A hereto or elsewhere in the Agreement.”

5.           New Appendices A, B, and C shall be attached to the Three-Party Agreement as set forth in Appendices A, B, and C of this Amendment.

6.           Upon execution, this Amendment shall be made a part of the Three-Party Agreement and shall be incorporated by reference therein.

7.           This Amendment may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

8.           The persons signing on behalf of each Party hereby warrant and represent that they have authority to execute this Amendment on behalf of the Party for whom they have signed.

9.           All provisions of the Three-Party Agreement not expressly modified by this Amendment shall remain in full force and effect. In the event of any conflict between the terms of the Three-Party Agreement and this Amendment, the terms of this Amendment shall govern and control.

10.          The substantive law governing this Amendment (which shall be applied in any arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the Commonwealth of Massachusetts, and with respect to matters involving patents, the United States Patent Act, as to copyright matters, the United States Copyright Act, and as to trademark matters, the United States Trademark Act, each as amended from time to time. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties to this Amendment, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction. Notwithstanding anything to the contrary, in the event of any conflict between the terms of Section 10 of this Amendment and the Three-Party Agreement, the terms of the Three-Party Agreement shall govern and control.

11.          If any provisions of this Amendment are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Amendment, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Amendment will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Amendment as may be allowed under Applicable Law. Notwithstanding anything to the contrary, in the event of any conflict between the terms of Section 11 of this Amendment and the Three-Party Agreement, the terms of the Three-Party Agreement shall govern and control.

12.          All capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in Appendix A hereto or the Three-Party Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this First Amendment to Exclusive License Agreement as of the Amendment Effective Date.

FACTOR BIOSCIENCE LIMITED

By:	/s/ Christopher Rohde
Name:	Christopher Rohde
Title:	Director

ETERNA THERAPEUTICS INC.

By:	/s/ Andrew Jackson
Name:	Andrew Jackson
Title:	Chief Financial Officer

BROOKLYN IMMUNOTHERAPEUTICS LLC

By:	/s/ Andrew Jackson
Name:	Andrew Jackson
Title:	Chief Financial Officer

NOVELLUS THERAPEUTICS LIMITED

By:	/s/ Andrew Jackson
Name:	Andrew Jackson
Title:	Director and Secretary

[Signature Page to First Amendment to Exclusive License Agreement]

Appendix A

Definitions

“Extended Identification Period” means the period commencing at the end of the Initial Identification Period and continuing for two and a half (2.5) years thereafter.

“Factor Patents” means, during the term of the Agreement, all Patents owned or Controlled by Factor on the Amendment Effective Date and during the term of the Agreement, including as of the Amendment Effective Date, (a) the patents and patent applications set forth on Appendix C, and (b) any reissue, divisional, continuation, reexamination, renewal, extension, supplementary protection certificate, or foreign counterpart of each of the patents and patent applications set forth on Appendix C that includes at least one claim that is directed to subject matter disclosed in the patents and patent applications described in clause (a) above, and claims priority to such patents and patent applications.

“Identification Period” means the Initial Identification Period and the Extended Identification Period, if the Success Milestone has been met during the Initial Identification Period, provided that if an Identified Opportunity has been Identified by Licensee prior to the end of the Identification Period, the Identification Period shall be automatically extended for an additional one (1) year period, but only with respect to such Identified Opportunity.

“Identify” means with respect to an Opportunity and a third party, the execution of a term sheet between Licensee and such third party for the Opportunity.

“Identified Opportunity” means an Opportunity Identified by Licensee.

“Initial Identification Period” means the period commencing on the Amendment Effective Date and continuing for five (5) years thereafter.

“Opportunity” means with respect to any third party, the opportunity by Licensee to sublicense any Factor Patent to such third party.

“Opportunity Product” means any product Covered by the Factor Patents.

“Opportunity Sublicense” has the meaning set forth in Section 2A.2.

“Opportunity Sublicensee” has the meaning set forth in Section 2A.2.

“Opportunity Sublicense Fee” means any consideration in any form received by Licensee or its Affiliates pursuant to an Opportunity Sublicense or as consideration for or in connection with a sublicense of, or other right, license, option, privilege, or immunity with respect to, any Opportunity Product or any of the rights to the Factor Patents granted to Licensee hereunder, including without limitation settlement amounts, license fees, upfront payments, milestone payments, and royalties payable on sales of Opportunity Products.

“Opportunity Term” has the meaning set forth in Section 2A.10.1.

“Patents” means any patents and provisional and non-provisional patent applications, together with all priority applications, additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any reexaminations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

“Pursue” means with respect to an Opportunity and a third party, the process until signing of a definitive agreement between Licensee and such third party for the Opportunity.

“Success Milestone” means actual receipt by Licensee of at least $100 million from the Opportunity Sublicenses, including but not limited to upfront fees, milestone payments, royalties and other amounts.